[COVANCE LETTERHEAD]



1998
Notice of First
Annual Meeting &
Proxy Statement

COVANCE
THE DEVELOPMENT SERVICES COMPANY







March 12, 1998


Dear Shareholder:

I am pleased to invite you to attend the 1998 First Annual Meeting of Shareholders of Covance Inc., to be held at 11:00 a.m., eastern standard time, on Tuesday, April 28, 1998 at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey. We hope that you will participate in the Annual Meeting either by attending and voting in person or by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by Covance's Shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters to be acted on at the meeting.


Sincerely,



Christopher A. Kuebler
Chairman, President and Chief Executive Officer

                                  COVANCE INC.

                    Notice of 1998 Annual Meeting of Shareholders



    The First Annual Meeting of the Shareholders of Covance Inc. (the "Company") will be held on Tuesday, April 28, 1998 at 11:00 a.m., eastern standard time, at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540 for the following purposes:


    1.  To elect two members to the Company's Class I Board of Directors;

    2. To ratify the Conversion Equity Plan and Employee Equity Participation Plan pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended;

    3. To ratify the appointment of Price Waterhouse as independent auditors of the Company for the fiscal year ending December 31, 1998; and

    4. To act upon such other matters as may properly come before the Annual Meeting.


    Only Shareholders of record at the close of business on March 2, 1998 are entitled to notice of, and to vote at, the Annual Meeting.






                                                Jeffrey S. Hurwitz
                                                Corporate Senior Vice President,
                                                General Counsel and Secretary

March 12, 1998

                                  Covance Inc.
                               210 Carnegie Center
                           Princeton, New Jersey 08540

                            ------------------------

                                 PROXY STATEMENT

                      First Annual Meeting of Shareholders
                                 April 28, 1998

                            -------------------------

                               General Information

    The accompanying proxy is solicited by the Board of Directors of Covance Inc. ("Company" or "Covance") in connection with the First Annual Meeting of Shareholders of the Company to be held on Tuesday, April 28, 1998 at 11:00 a.m., eastern standard time, at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey and at any adjournment or postponement thereof ("Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being sent to Shareholders on or about March 16, 1998.

    This is the first solicitation by the Company of proxies for its Annual Meeting of Shareholders. On May 13, 1996, the Board of Directors of Corning Incorporated ("Corning"), the Company's former indirect parent, approved a plan to distribute ("Distributions") in a tax-free distribution to all Corning shareholders ("Spin-Off") of record as of 11:59 p.m. on December 31, 1996, all of the Company's outstanding Common Stock, and that of Quest Diagnostics Inc. ("Quest"). The Distributions were effected as of the close of December 31, 1996 ("Spin-Off Date"), and the Company (as well as Quest) became a separately publicly-held company on such date.

    When you return a proxy card that is properly signed, the shares of the Company's common stock ("Common Stock") represented by the proxy will be voted as you specify on the proxy card. As to the election of the Class I Directors, by marking the appropriate box you may (a) vote for all the Class I Director nominees as a group, (b) vote for all of the Class I Director nominees as a group except those nominees whose names you specify on the proxy card, or (c) withhold your vote from all nominees as a group. As to the other items, you may vote "for" or "against" the item or "abstain" from voting by marking the appropriate box. If you properly sign and return your proxy card but do not specify any choices you will thereby confer authority upon the persons named as proxies to vote your shares in their discretion. The proxy also gives discretionary authority to these individuals to vote your shares of Common Stock upon such other matters as may properly come before the Annual Meeting, including voting on the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a Director.

    Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card. You may revoke your proxy at any time before it is exercised by giving written notice to the Secretary of the Company, by submitting a subsequently dated and properly signed proxy, or by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

    Shares of Common Stock held in the Company's Stock Purchase Savings Plan ("401k Plan"), the Employee Stock Ownership Plan ("ESOP"), and the Restricted Share Plan ("RSP") are held of record and are voted by the trustees of the 401k Plan, ESOP and RSP, respectively. Shares of Common Stock held in the Company's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, Merrill Lynch Pierce Fenner & Smith Inc. ("Merrill"), and are voted by Merrill at the direction of ESPP plan participants. Participants in the 401k Plan and ESOP may direct the trustees of their respective plans, and the participants in ESPP may direct Merrill, as to how to vote shares allocated to their 401k Plan, ESOP and ESPP accounts, respectively, by properly signing, completing and returning the enclosed proxy card. The 401k Plan and ESOP trustees will vote shares as to which they have not received direction in accordance with the terms of their respective plan documents. The RSP trustee will vote all shares in the RSP in its absolute discretion. As administrator of the ESPP, Merrill will not vote any shares as to which it has not received direction from participants in the ESPP, or which it is otherwise not entitled to vote.

    Only Shareholders of record on March 2, 1998 ("Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 57,703,479 shares of Common Stock issued and outstanding. Each Shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of the Record Date.


                                     ITEM 1

                          Election of Class I Directors

    The Board of Directors ("Board") is divided into three classes, with two classes of two Directors each, and one class of three Directors, whose terms expire at successive annual meetings. Two Class I Directors will be elected at the Annual Meeting to serve for a term expiring at the Company's Annual Meeting in the year 2001. Each of the Directors, except for Messrs. Campbell, Kuebler and Ughetta, was elected in connection with the Company becoming a separate public company as part of the Spin-Off from Corning, effective December 31, 1996. Messrs. Campbell, Kuebler and Ughetta have served on the Board since May 1995, November 1994 and July 1996, respectively. Each nominee elected as a Class I Director will continue in office until his successor has been duly elected and qualified, or until his earlier death, resignation or retirement. The Board has proposed the following nominees for election as Class I Directors at the Annual Meeting.

    Nominees for Class I Directors, with terms expiring at the Annual Meeting to be held in the year 2001 are:

                  Robert M. Baylis
                  Irwin Lerner

    The Board of Directors recommends that Shareholders vote FOR the election of the above named nominees for election as Directors.

    The nominees for election as Class I Directors are to be elected by a plurality of the votes cast by Shareholders at the Annual Meeting. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the election of all nominees. The Board has no reason to believe that any nominee will be unable to serve as a Director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy.

    Set forth below is the principal occupation of, and certain information regarding, such nominees, and for other Directors whose terms of office will continue after the Annual Meeting.

CLASS I NOMINEES FOR TERMS EXPIRING IN 2001


                    Robert M. Baylis, 58, was a Vice Chairman of CS First Boston
                Corporation ("First Boston"), a financial services company, from March 1992 to March 1994, and from August 1995 to January 1996. He was Chairman and Chief Executive Officer of CS First Boston
Photo Pacific Inc./Hong Kong from March 1994 to August 1995. Prior to March 1992, Mr. Baylis held a variety of positions with First Boston, including Managing Director-Investment Banking Group and Managing Director-Equity Security Department. Prior to his retirement, Mr. Baylis was with First Boston for over 33 years. He is also a Director of Host Marriott Corporation (hotels), Gryphon Holdings, Inc. (insurance), Home State Holdings, Inc. (insurance) and New York Life Insurance Company (insurance). Mr. Baylis has been a member of the Covance Board since December 1996.

                    Irwin Lerner, 67, was the Chairman of the Board of Directors
                and Executive Committee of Hoffmann-La Roche, Inc. ("Roche"), a pharmaceutical company, from January to September 1993. From April 1980 to January 1993, Mr. Lerner was the President and
Photo Chief Executive Officer of Roche. He is also a Director of Humana, Inc. (health maintenance organization), Medarex, Inc. (biotechnology), Public Service Enterprise Group Inc. (public utility) and Axys Pharmaceuticals, Inc. (pharmaceuticals). Mr. Lerner has been a member of the Covance Board since December 1996.



CLASS II DIRECTORS WHOSE TERMS WILL EXPIRE IN 1999


                    J. Randall MacDonald, 49, has been the Executive Vice
                President-Human Resources and Administration for the GTE Corporation ("GTE"), a telecommunications company, since June 1997. Prior to June 1997, Mr. MacDonald held various senior
Photo positions with GTE including Senior Vice President-Human Resources and Administration (from April 1995), Vice President-Employee Relations and Organizational Development (from 1988) and Vice President of Organizational Development (from 1986). Mr. MacDonald joined GTE in 1983 as a Director of Employee Relations. Mr. MacDonald has been a member of the Covance Board since December 1996.




                    William C. Ughetta, 64, is the Senior Vice President and
                former General Counsel of Corning, a former affiliate of the Company prior to the Spin-Off Date. Mr. Ughetta joined Corning in 1968 as Assistant Secretary and Assistant Counsel. He was
Photo           elected Secretary of Corning in 1971 and Vice President in 1972.
                He was elected a Senior Vice President in 1983. He is also a Director of Siecor Corporation (manufacturer of optic cable) and Chemung Canal Trust Company (banking). Mr. Ughetta has been a member of the Covance Board since July 1996.



CLASS III DIRECTORS WHOSE TERMS WILL EXPIRE IN 2000


                    Van C. Campbell, 59, is the Vice Chairman of Corning, a
                former affiliate of the Company prior to the Spin-Off Date, which he joined in 1964. He was elected Assistant Treasurer in 1971, Treasurer in 1972, a Vice President in 1973, Financial Vice President in 1975 and Senior Vice President, Finance in
Photo 1980. He became General Manager of the Consumer Products Division in 1981. Mr. Campbell was elected Vice Chairman and a Director of Corning in 1983. He is also a Director of Armstrong World Industries, Inc. (flooring and building products), General Signal Corporation (industrial products) and Quest Diagnostics, Inc. (clinical testing), an affiliate of the Company prior to the Spin-Off Date. Mr. Campbell has been a member of the Covance Board since May 1995.



                    Christopher A. Kuebler, 44, has been Covance's President and
                Chief Executive Officer since November 1994. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc. ("ALI"), a
Photo diversified health care company. From January 1991 until March 1993, Mr. Kuebler was the Vice President, Sales and Marketing for ALI's Pharmaceutical Division. Mr. Kuebler has been a member of the Covance Board since November 1994, and was elected Chairman in November 1996. Mr. Kuebler also serves in various executive officer and director capacities of Covance's subsidiaries. He is also a member of PNC Bank Corp.'s Advisory Board.

                    Nigel W. Morris, 39, has been the President and Chief
                Operating Officer of Capital One Financial Corporation ("Capital One"), a financial services company, since July 1994. Mr. Morris was Executive Vice President of Signet Banking Corporation's ("Signet Bank," which has since been acquired by First Union
Photo Corporation) credit card division from May 1993 to November 1994. From October 1988 until April 1993, Mr. Morris was the Senior Vice President-Policy/Strategy-Credit Card Business for Signet Bank. He is also a Director of Capital One and a member of Visa U.S.A. Inc.'s Marketing Committee. Mr. Morris has been a member of the Covance Board since December 1996.



                    The Board of Directors and its Committees

    While the executives of the Company are responsible for the Company's daily operations, the Board manages the Company and its corporate resources. The Board is also responsible for establishing broad corporate policies and for overseeing the overall performance of the Company and management. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. During 1997, the Board held six meetings. The standing committees of the Board are the Audit and Finance Committee, the Compensation and Organization Committee, and the Corporate Governance Committee (collectively, "Committees"). Mr. Kuebler is the only Director who is an employee of the Company.

    The Audit and Finance Committee ("Audit Committee") examines and considers matters relating to the financial affairs of Covance, including reviewing Covance's annual consolidated financial statements, the scope of the independent and internal audits and the independent auditor's letter to management concerning the effectiveness of Covance's internal financial and accounting controls. The Audit Committee also oversees the Company's Business Integrity Program. The members of the Audit Committee are Messrs. Baylis (Chairman), Campbell and Ughetta. During 1997, the Audit Committee held four meetings.

    The Compensation and Organization Committee ("Compensation Committee") makes recommendations to the Covance Board with respect to programs for human resource development and management organization and succession, determines certain senior executive compensation, considers and makes recommendations to the Board with respect to the Chief Executive Officer's compensation, reviews other compensation matters and policies and employee benefit and incentive plans, administers such plans, and administers Covance's stock option and equity based plans, and grants stock options and other rights under such plans. Messrs. MacDonald (Chairman), Lerner and Morris are the members of the Compensation Committee. During 1997, the Compensation Committee held three meetings.

    The Corporate Governance Committee ("Governance Committee") examines, considers and makes recommendations concerning various policies relating to the management of the Company, including policies concerning the evaluation and remuneration of Directors, and performance requirements for Directors, and proposes nominees for election to the Board and its committees. The Governance Committee will consider nominations of persons for election as Directors that are submitted by Shareholders in writing in accordance with certain requirements set forth in the Company's bylaws. The Governance Committee's members are Messrs. Morris (Chairman), Kuebler, MacDonald and Ughetta. During 1997, the Governance Committee held one meeting.

    In 1997, each Director attended (in person or by teleconference) all Board meetings, and all of the Committee meetings of which he was a member.

Director's Compensation

    Fees. Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. Compensation for non-employee Directors for fiscal 1997 consisted of a retainer fee of $15,000 per annum, a $1,000 fee for each Board meeting attended, and a $500 fee for each Committee meeting attended. A $1,000 fee (in lieu of the $500 fee) is paid to the Chairman of a Committee for each Committee meeting attended. In addition,

Directors receive 2,000 restricted shares of Common Stock upon their initial election as a Director, and, for years prior to fiscal 1998, 200 restricted shares of Common Stock per year of service, both pursuant to the Company's Restricted Stock Plan for Non-Employee Directors ("DRSP"), described below. Starting in fiscal 1998, Directors will receive an award of 200 hypothetical shares of the Company's Common Stock per year of service, pursuant to the Company's Deferred Stock Unit Plan for Non-Employee Directors ("DDSP"), described below. Directors are also reimbursed for travel and related expenses incurred on behalf of the Company.

      Pursuant to the Directors Deferred Compensation Plan ("DDCP"), adopted December 1996, each Director may elect to defer until a date specified by him, the receipt of all or a portion of his cash compensation. The DDCP provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Covance Common Stock from time to time, or (iii) a combination of such accounts. All non-employee Directors are eligible to participate in the DDCP.

      Restricted Stock Plan. The DRSP was adopted in December 1996. Under the DRSP, non-employee Directors receive a grant of 2,000 restricted shares of Common Stock upon their initial election as a Director, and, for years prior to fiscal 1998, 200 restricted shares of Common Stock per year of service. All grants are subject to forfeiture and restrictions on transfer, and the initial 2,000 restricted share award is subject to a six-year cliff vesting schedule.

      Deferred Stock Plan. The DDSP was adopted as of January 1998. Under such plan, each non-employee Director receives a yearly award, starting with fiscal 1998, of 200 hypothetical shares of the Company's Common Stock per year of service. Such awards stay invested in the Company's Common Stock until a specified release date. At such date, each Director can receive the value of such award either in cash or in the Company's Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended ("1934 Act"), requires that Directors and certain executive officers of the Company report their ownership of, and transactions in, the Company's Common Stock. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its officers and Directors were complied with during fiscal 1997.


                                     ITEM 2

Ratification of the Company's Conversion Equity Plan and Employee Equity Participation Plan Pursuant To Section 162(m) of the Internal Revenue Code of 1986, as Amended

    Ratification of the Conversion Equity Plan ("CEP") and the Employee Equity Participation Plan ("EEPP") is being sought from Shareholders to comply with
Section 162(m) ("Section 162m") of the Internal Revenue Code of 1986, as amended ("Code"). In the event that Shareholders do not ratify the CEP and EEPP, the plans and the grants made thereunder will continue to remain outstanding. However, the Company may lose certain tax benefits under Section 162m, including the deductibility of all or a certain portion of the value of awards made thereunder to certain executive officers.

General. Prior to the Spin-Off, certain Company employees held options and incentive stock granted by Corning ("Corning Grants"). As a requirement of the Spin-Off, such Company employees forfeited any unexercised options or unvested stock at the Spin-Off Date, and the Company was required to issue awards comparable in value and on substantially the same terms and conditions ("Conversion Awards") under its own plans in replacement of such terminated awards. In December 1996, the Board approved the CEP and the EEPP. On December 31, 1996, the Company's former sole shareholder, Quest, approved the CEP and the EEPP. All awards were ratified by the Board on January 31, 1997.

    Unless otherwise noted in the discussions below, references to the "Program" refer to both the CEP and EEPP. Each Program consists of two parts: options granted under a "Stock Option Plan," and incentive stock or incentive stock rights granted under an "Incentive Stock Plan."

Principal Differences. The CEP and EEPP are virtually identical plans except for one distinction: while grants under the EEPP may be made to any eligible employee selected by the Company's Compensation Committee during the life of such plan, grants under the CEP may be made, and were only made, to Company employees who had held Corning Grants that were terminated at the Spin-Off Date.

Committee Administration. Each Program is administered by the Compensation Committee, each member of which is a "non-employee director" within the meaning of Rule 16b-3(b)(3) promulgated under the 1934 Act, and an "outside director" within the meaning set forth in the regulations promulgated under Section 162m.

Eligibility. With respect to the CEP, only employees of the Company or any subsidiary who held terminated Corning Grants at the time of the Spin-Off Date were eligible to participate in the CEP. CEP grants may only be used (i) to replace grants to Company employees whose Corning Grants terminated at the Spin-Off or (ii) for "reload" option provisions pursuant to any CEP grant. Approximately 125 employees were eligible to participate in the CEP. Except for the reload provisions of any CEP award, no new grants may be made pursuant to the CEP. With respect to the EEPP, key executive, managerial and technical employees (including officers and employees who are Directors) of the Company or any subsidiary are eligible to participate in the EEPP. Approximately 1,000 employees are eligible to participate in the EEPP. The selection of employees who are eligible to participate in the EEPP is within the discretion of the Compensation Committee.

Shares Available for Grant. Under the CEP, no more than 1,500,000 shares of the Company's Common Stock may be optioned or granted to eligible employees. The 1,500,000 shares available for grant under the CEP represent approximately 2.6% of the shares of the Company's Common Stock outstanding on December 31, 1997. As of February 10, 1998, 1,046,396 shares subject to option under the CEP were outstanding. Except to fulfill the reload requirements of any outstanding CEP option, no further grants are anticipated to be made under the CEP. Under the EEPP, no more than 6,000,000 shares of the Company's Common Stock may be optioned or granted to eligible employees. The 6,000,000 shares available for grant under the EEPP represent approximately 10.4% of the shares of the Company's Common Stock outstanding on December 31, 1997. As of February 10, 1998, 1,770,202 shares subject to incentive stock restrictions or option under the EEPP were outstanding. Under either Program's Stock Option Plan, shares from expired or terminated options will be available again for option grant, provided, that with respect to the CEP, such shares may only be used to fulfill the "reload" requirements of any such option. Under the EEPP's Incentive Stock Plan, shares which are issued but not earned, or which are otherwise forfeited, will be available again for issuance under the EEPP. No further shares are available for grant under the CEP's Incentive Stock Plan.

Adjustments. Each Program provides for appropriate adjustments in the aggregate number of shares of Common Stock which may be granted, awarded or earned under the Incentive Stock Plan or made subject to options granted under the Stock Option Plan, and to any single employee, the number of shares covered by each outstanding option, and the price per share thereunder, and the number of shares granted or subject to incentive stock rights under the Incentive Stock Plan resulting from changes in the capital stock of the Company because of any recapitalization, stock or unusual cash dividend, distribution, spin-off, stock split or any other increase or decrease effected without receipt of consideration by the Company or in the event of any merger or consolidation where the Company is the survivor. Each Program also provides certain protections or benefits to plan participants resulting from a dissolution of the Company or a merger or consolidation where the Company is not the survivor. Most agreements issued to award recipients under either Program also provide that, in the event of a "change in control" (as defined therein), all incentive stock awards shall immediately vest and all stock option awards shall immediately vest and become exercisable.

Stock Option Plan. Under each Program, the Compensation Committee may grant to eligible employees either non-qualified or "incentive stock" options, or both, to purchase shares of the Company's Common Stock at no less than fair market value on the date of grant. Except to satisfy the "reload" provisions of any CEP option grant, no further grants are anticipated to be made pursuant to the CEP. The Compensation Committee may also provide that options may not be exercised in whole or in part for any period or periods of time, provided, that no option may be exercised until the lapse of at least twelve months from the date of grant. All options will expire not more than ten years from the date of grant. The number of shares covered by incentive stock options which may be first exercised by an individual in any year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant. If an optionee's employment with the Company terminates, such employee's option terminates, unless otherwise determined by the Compensation Committee or as may be set forth in the employee's option agreement. The Compensation Committee has full power and authority to determine whether, to what extent and under what circumstances any option under either Program's Stock Option Plan shall be exercisable, suspended or canceled in the event of an employee's termination of employment. Options are not assignable or transferable except for limited circumstances on death or disability. During the lifetime of the employee an option may be exercised only by him. Under either Program, the option price must be paid to the Company by the optionee in full prior to delivery of the Common Stock. The optionee may pay the option price in cash or with shares of the Company's Common Stock owned by him. The optionee has no rights as a stockholder with respect to the shares subject to option until such shares are issued upon exercise of the option. Under either Program's Stock Option Plan, the Compensation Committee may grant so-called "reload" options pursuant to which an optionee who uses shares of the Company's Common Stock to pay the purchase price of an option shall receive automatically on the date of exercise an additional option to purchase shares of the Company's Common Stock. Such additional option shall cover the number of shares tendered in payment of the option price, shall be at the then fair market value of the Company's Common Stock, shall become exercisable only after the lapse of twelve months and shall expire on the date of the original option.

Incentive Stock Plan. Each Program's Incentive Stock Plan authorizes the Compensation Committee to award to eligible employees incentive shares, or incentive stock rights (which are the right to receive shares of the Company's Common Stock), cash, or any combination of cash and stock, in the Compensation Committee's discretion. The Compensation Committee shall determine the number of shares which are to be awarded to individual employees and the number of rights covering shares to be issued upon attainment of predetermined performance objectives at the end of specified periods. The shares awarded directly to individual employees may be made subject to certain restrictions prohibiting sale or other disposition and may be made subject to forfeiture in certain circumstances. The restrictions on transfer and the possibility of forfeiture may be waived, with the approval of the Compensation Committee, if an employee's employment relationship is terminated by reason of death, disability or retirement with the Company's consent or by reason of a subsidiary ceasing to be a subsidiary. Unless otherwise determined by the Compensation Committee, or as may be set forth in such employee's agreement under the Incentive Stock Plan, upon an employee's termination of employment, with respect to (i) incentive stock, such stock is forfeitable to the Company, and (ii) incentive stock rights, such stock rights shall terminate immediately. Shares may be issued to recognize past performance either generally or upon attainment of specific objectives. Upon issuance, such shares may (but need not) be made subject to certain restrictions prohibiting disposition or to the possibility of forfeiture.

Amendment, Administration and Termination. The EEPP will expire in March 2002, and the CEP will expire in March 2007. No shares may be optioned or awarded and no rights to receive shares may be granted after the expiration of either Program. The Board is authorized to terminate or amend the Programs, except that it may not increase the number of shares available thereunder, decrease the price at which options may be granted, change the class of employees eligible to participate, materially increase the benefits of either Program to the participants thereunder, or extend the term of the Programs or options granted thereunder without the approval of the holders of a majority of the outstanding shares of Common Stock of the Company.

Plan Documents. A copy of the complete text of the CEP and/or EEPP may be obtained by writing to the office of the Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey 08540.

New Benefit Plan Tables. The following tables reflect the dollar value and number of options or incentive shares awarded to the individuals and groups listed below pursuant to the EEPP and CEP.

                                New Plan Benefits
                       Employee Equity Participation Plan


               Name and                       Dollar         Incentive    Number of
                 Title                      Value (1)       Shares (2)     Options
                                               ($)              (#)          (#)
-------------------------------------------------------------------------------------
Christopher A. Kuebler,                      $824,813         41,500
Chairman, President and                       $29,258                      124,500
Chief Executive Officer
-------------------------------------------------------------------------------------
Richard J. Andrews,                          $228,563         11,500
Corporate Senior Vice President,              $10,458                       44,500
Group President, Central
Laboratory Services
-------------------------------------------------------------------------------------
Kim D. Lamon,                                $228,563         11,500
Corporate Senior Vice President,               $8,108                       34,500
Group President, Clinical and
Periapproval Services
-------------------------------------------------------------------------------------
James D. Utterback,                          $228,563         11,500
Corporate Senior Vice President,               $8,108                       34,500
Group President, Global Ventures
-------------------------------------------------------------------------------------
Michael G. Wokasch,                          $228,563         11,500
Corporate Senior Vice President,               $8,108                       34,500
Group President, Laboratory Services
-------------------------------------------------------------------------------------
All Current Executive Officers             $2,335,313        117,500
as a Group (9 persons)                       $191,598                      389,500
-------------------------------------------------------------------------------------
All Current Directors who are not              -0-              -0-
Executive Officers,                            -0-                           -0-
as a Group (6 persons)
-------------------------------------------------------------------------------------
All Employees, including all current           -0-              -0-
officers who are not Executive               $455,976                    1,286,202
Officers, as a Group
-------------------------------------------------------------------------------------

--------------

(1) Valuation as of December 31, 1997. Values are calculated for incentive shares based upon the New York Stock Exchange ("NYSE") consolidated trading closing price of $19.875 for the Common Stock on December 31, 1997. Values are calculated for "in-the-money" options by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $19.875 for the Common Stock on December 31, 1997 and multiplying such difference by the number of options.

(2) All EEPP incentive shares were subject to performance requirements and, pursuant to the terms of the plan, were subject to further adjustment. As of February 18, 1998, the Compensation Committee certified certain performance objectives as met. As a result thereof, the incentive share awards were adjusted as follows: Mr. Kuebler, 18,675 additional shares, for a total of 60,175 shares valued at $1,244,870 as of February 18, 1998; for each of Messrs. Andrews, Utterback and Wokasch and Dr. Lamon, 5,175 additional shares, each for a total of 16,675 shares valued at $344,964 as of February 18, 1998; and All Current Executive Officers as a Group, an aggregate of 53,475 additional shares, for a total of 170,975 shares valued at $3,537,045 as of February 18, 1998.

                                New Plan Benefits
                             Conversion Equity Plan

                 Name and                         Dollar          Incentive      Number
                  Title                         Value (1)         Shares (2)   of Options
                                                  ($)               (#)          (#)
---------------------------------------------------------------------------------------
Christopher A. Kuebler,                         $1,243,758         62,579
Chairman, President and                           $133,183                     39,345
Chief Executive Officer                           $424,533                    106,266
---------------------------------------------------------------------------------------
Richard J. Andrews,                                -0-               -0-
Corporate Senior Vice President,                   $86,785                     23,615
Group President, Central                           $18,696                      7,872
Laboratory Services
---------------------------------------------------------------------------------------
Kim D. Lamon,                                     $580,370         29,201
Corporate Senior Vice President,                   $78,614                     19,678
Group President, Clinical and                     $118,280                     25,574
Periapproval Services                             $314,466                     78,715
---------------------------------------------------------------------------------------
James D. Utterback,                               $276,720         13,923
Corporate Senior Vice President,                   $78,614                     19,678
Group President, Global Ventures                   $72,788                     15,738
                                                  $125,787                     31,486
---------------------------------------------------------------------------------------
Michael G. Wokasch,                               $232,677         11,707
Corporate Senior Vice President,                   $92,770                     15,737
Group President, Laboratory Services              $157,235                     39,358
---------------------------------------------------------------------------------------
All Current Executive Officers                  $2,333,525        117,410
as a Group (9 persons)                          $1,701,751                    465,371
---------------------------------------------------------------------------------------
All Current Directors who are not                  -0-               -0-
Executive Officers,                                -0-                          -0-
as a Group (6 persons)
---------------------------------------------------------------------------------------
All Employees, including all current               -0-               -0-
officers who are not Executive                  $2,795,609                    606,140
Officers, as a Group
---------------------------------------------------------------------------------------

--------------

(1) Valuation as of December 31, 1997. Values are calculated for incentive shares based upon the NYSE consolidated trading closing price of $19.875 for the Common Stock on December 31, 1997. Values are calculated for "in-the-money" options by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $19.875 for the Common Stock on December 31, 1997 and multiplying such difference by the number of options.

(2) All CEP shares vested on July 1, 1997. See Footnotes to "Summary Compensation Table."


Federal Tax Treatment. The following is a brief summary of the current Federal income tax rules generally applicable to options, incentive stock and incentive stock rights ("ISRs"). Options granted under either Program may be either non-qualified options or "incentive stock options" qualifying under Section 422 of the Code.

Non-Qualified Options. An optionee is not subject to Federal income tax upon grant of a non-qualified option. At the time of exercise, the optionee will realize compensation income (subject to withholding) to the extent that the then fair market value of the Common Stock exceeds the option price. The amount of such income will constitute an addition to the optionee's tax basis in the optioned stock. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the optionee realizes compensation income. Sale of the underlying shares of Common Stock will result in capital gain or loss (long-term or short-term depending on the optionee's holding period).

Incentive Stock Options. Options under either Program denominated as Incentive Stock Options ("ISOs") are intended to constitute incentive stock options under
Section 422 of the Code. An optionee is not subject to Federal income tax upon either the grant or exercise of an ISO. If the optionee holds the shares of Common Stock acquired upon exercise for at least one year after issuance of the optioned shares and until at least two years after grant of the option, then the difference between the amount realized on a subsequent sale or other taxable disposition of the shares and the option price will constitute long-term capital gain or loss. To obtain favorable tax treatment, an ISO must be exercised within three months after termination of employment (other than by retirement, disability, or death) with the Company or a 50% subsidiary, within three months of retirement or within one year of cessation of employment for disability (with no limitation in the case of death), notwithstanding any longer exercise period permitted under the terms of the Programs. The Company will not be entitled to a Federal tax deduction with respect to the grant or exercise of the ISO. If the optionee sells the shares acquired under an ISO before the expiration of the requisite holding period, he or she will be deemed to have made a "disqualifying disposition" of the shares and will realize compensation income in the year of disposition equal to the lesser of the fair market value of the shares at exercise or the amount realized on their disposition over the option price of the shares. However, if the disposition is by gift or by sale to a related party, the compensation income must be measured by the value of the shares at exercise over the option price. Any gain recognized upon a disqualifying disposition in excess of the ordinary income portion will constitute either short-term or long-term capital gain. In the event of a disqualifying disposition, the Company will be entitled to a Federal tax deduction in the amount of the compensation income realized by the optionee. The option spread on the exercise of an ISO is an adjustment in computing alternative minimum taxable income. No adjustment is required, however, if the optionee made a qualifying disposition of the shares in the same year as he or she is taxed on the exercise.

Incentive Stock. A grantee is not subject to Federal income tax upon the grant of incentive stock. At the time of vesting, the grantee will realize compensation income (subject to withholding) based on the fair market value of the Common Stock on the vesting date. The amount of such income will constitute the grantee's tax basis in the incentive stock. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the grantee realizes compensation income. Sale of the shares will result in capital gain or loss (long-term or short-term depending on the grantee's holding period).

Incentive Stock Rights. A grantee is not subject to Federal income tax upon the grant of an ISR. A grantee receiving cash for the ISR will realize compensation income (subject to withholding) in the amount of cash received. A grantee receiving shares of Common Stock for the ISR will realize compensation income (subject to withholding) based on the fair market value of the Common Stock when any restrictions lapse. The amount of such income will constitute the grantee's tax basis in the shares of Common Stock received from the ISR. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the grantee realizes compensation income. Sale of the shares will result in capital gain or loss (long-term or short-term depending on the grantee's holding period).

    The Board of Directors recommends that Shareholders vote FOR the ratification of the Company's Conversion Equity Plan and Employee Equity Participation Plan.

    Ratification of the CEP and EEPP to provide Section 162m approval of the Programs requires the affirmative vote of a majority of the votes cast at the meeting by the Shareholders entitled to vote thereon. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the ratification of the CEP and EEPP.


                                     ITEM 3

             Ratification of the Appointment of Independent Auditors

    In accordance with the recommendation of the Audit Committee, the Board has appointed Price Waterhouse LLP ("Price Waterhouse") as independent auditors of the Company for the fiscal year ending December 31, 1998. Although Shareholder ratification of the appointment is not required, the Board requests ratification by the Shareholders. If the Shareholders do not ratify the appointment of Price Waterhouse, the selection of other independent auditors will be considered by the Audit Committee and the Board.

    Price Waterhouse has served as independent auditors to the Company since the Company's inception, and for one of its subsidiaries since 1987. Price Waterhouse's long-term knowledge of the Company has enabled Price Waterhouse to perform its audits with effectiveness and efficiency. Representatives of Price Waterhouse will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    The Board of Directors recommends that Shareholders vote FOR the ratification of the appointment of Price Waterhouse as independent auditors of the Company.

    Ratification of Price Waterhouse as the Company's independent auditors requires the affirmative vote of a majority of the votes cast at the meeting by the Shareholders entitled to vote thereon. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the ratification of Price Waterhouse as the Company's independent auditors.


                   Report of the Compensation and Organization
                       Committee on Executive Compensation

    The following report of the Compensation Committee on Executive Compensation and related disclosure, including the Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended or under the 1934 Act (collectively, the "Acts") except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    The Company's executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee, which is currently comprised of three outside non-employee directors, is to consider and approve management's recommendations regarding the compensation of executive officers and employees of the Company, to make recommendations to the Board regarding the compensation of the Chief Executive Officer, to administer the Company's executive compensation plans and to review and approve the base salaries, bonuses, equity incentive awards and other compensation of the executive officers and senior management employees of the Company. The Compensation Committee has reviewed information that was provided by several compensation consulting firms in making its determinations with respect to compensation of the Company's executive officers for the 1997 fiscal year.

    The Company's executive compensation program utilizes Company performance and individual performance as determinants of executive pay levels. These principles are intended to motivate executive officers to improve the financial position of the Company, to hold executives accountable for the performance of the organization for which they are responsible, to attract key executives into the service of the Company and to create value for the Company's shareholders. In essence, executive compensation consists of four components: base salary, annual incentive bonus, long-term incentives and benefits, including retirement programs and perquisites.

Base Compensation

    The Company's general policy is to target base cash compensation at approximately the 50th percentile of its peer group. Executive officer base salaries were reviewed by the Compensation Committee in fiscal 1997 and the Compensation Committee approved merit increases and cost-of-living adjustments for all members of the Company's executive officers and employees.

Bonuses

    In fiscal year 1997, the Compensation Committee approved the Variable Compensation Plan, pursuant to which performance-based annual incentive awards are paid to supervisory, management and executive officers on the basis of the achievement of specified individual and corporate financial performance targets, such as operating income on both a consolidated and business unit basis and net profit after tax on a consolidated basis. Awards under the Variable Compensation Plan may be paid in cash, with stock options issued under the EEPP, or both. Each participant in the Variable Compensation Plan was assigned a target award, expressed as a percentage of base salary, that is payable if the applicable performance targets are met. Actual results are compared to the scale of targets, with each gradation of desired results corresponding to a percentage that then is multiplied by the participating employees' assigned target award. In order to incentivize management to achieve financial performance in excess of budgeted levels, the Variable Compensation Plan is designed to allow management to earn annual bonuses in excess of target amounts, up to a stated maximum award. No bonuses will be paid under the Variable Compensation Plan if the Company's net profit after taxes or operating income is 90% or less than the specified targets.

    The amounts payable under the Variable Compensation Plan to the Company's Chief Executive Officer and Corporate Senior Vice Presidents are determined solely on the basis of the achievement of specified net profit after taxes performance targets by the Company; the amounts payable to other members of management who work for the Company's corporate group are determined on the basis of operating income of the Company and individual performance and for the other members of management who work in the business units are determined on the basis of operating income for such business unit, the Company and individual performance. The actual bonuses earned under the Variable Compensation Plan in respect of fiscal 1997 by the Named Executives are disclosed in the Summary Compensation Table.

Equity-Based Compensation

    In fiscal year 1997, the Board approved the grant of non-qualified stock options and incentive shares to the Company's Chief Executive Officer and Corporate Senior Vice Presidents, as well as grants of non-qualified stock options to the Company's Corporate Vice Presidents and other employees, under the EEPP. The number of options granted to each individual was determined based on an aggregate dollar value to be awarded to each individual at an adjusted share price based on the actual weighted average trading price of the Company's common stock during the first five "regular way" trading days, which was $19.64 per share. The non-qualified stock options that were granted to the Named Executives and the Corporate Senior Vice Presidents under the EEPP will vest in equal increments over a three-year period following their grant; the options granted to the Corporate Vice Presidents and other management thereunder will vest in equal installments over a two-year period. The incentive shares granted to the Chief Executive Officer and Corporate Senior Vice Presidents under the EEPP are subject to performance requirements. Actual performance which is either higher or lower than targeted performance results in either an increase or decrease in the number of shares earned, provided that the maximum number of shares earned cannot exceed 150% of the target award. The incentive shares will become 100% vested three years after they are granted, if they are earned.

    In addition, in January 1997, the Board implemented stock option and incentive share grants under the CEP in substitution for awards with respect to shares of Corning common stock that were terminated pursuant to the terms of the Spin-Off. Corning established the appropriate conversion formulas and the necessary adjustments to determine (i) the number and exercise price for the stock options to be issued under the CEP in replacement of the stock options previously granted under the Corning plans, and (ii) the number of incentive shares to be issued under the CEP in replacement of the incentive shares previously issued under the Corning plans. All such replacement awards had been previously approved by Corning prior to the consummation of the Spin-Off. The incentive shares issued under the CEP became vested in July 1997.

    Both the EEPP and the CEP, and the above-described grants made thereunder, were approved by the five members of the Board who are "outside directors" within the definition of Section 162(m) of the Internal Revenue Code -- Messrs. Morris, Ughetta, MacDonald, Lerner and Baylis -- and were ratified by the entire Board. Information regarding the number of stock options and shares of incentive stock granted to each of the Named Executives is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 1997 Table.

    During the fiscal year, the Compensation Committee made additional grants of non-qualified stock options to newly hired employees and to certain other non-executive employees of the Company, which grants will vest in equal installments over a two-year period. The Compensation Committee also made a grant of non-qualified stock options and incentive shares to a newly hired Corporate Senior Vice President, vesting in accordance with the terms described above with respect to awards made to such senior executives.

Total Compensation

    The Company's general policy is to target total compensation (base, bonus and equity grants) at approximately the 75th percentile of its peer group, assuming the achievement of all performance targets. With respect to total cash compensation (base and bonus), the Company seeks to ensure that it remains at a competitive level for its executive and senior management to enable the Company to attract and retain skilled management personnel.

    In addition, the executive officers were eligible to participate in the Company's Employee Stock Purchase Plan during the 1997 fiscal year.

Compensation of the Chief Executive Officer

    Mr. Kuebler received a base salary for fiscal year 1997 of $450,000 and a cash bonus payable after the end of fiscal year 1997 pursuant to the terms of the Variable Compensation Plan, as detailed below.

    Under the Variable Compensation Plan, Mr. Kuebler's bonus (as well as those paid to the other Named Executives) was based solely on the achievement of specified net profit after taxes performance targets of the Company. Mr. Kuebler's bonus target was 65% of his base salary; the maximum award to be made to Mr. Kuebler under the Variable Compensation Plan cannot exceed 200% of his target bonus amount (or 130% of base salary) and the maximum bonus would only be paid in the event that the Company achieved 113% of target (rather than the 110% threshold of 1996). The Compensation Committee has reviewed the applicable performance goals and targets for the 1997 fiscal year and has determined that Mr. Kuebler's bonus award under the Variable Compensation Award with respect to the 1997 fiscal year is $234,000.

    In fiscal year 1997, Mr. Kuebler received a grant of non-qualified options to purchase 124,500 shares of the Company's Common Stock under the EEPP, at an exercise price equal to the fair market value of the Company's Common Stock and vesting in equal increments over a three-year period following the date of grant, subject to Mr. Kuebler's continued employment with the Company. In addition, Mr. Kuebler was awarded 41,500 incentive shares of Company Common Stock, which award could be increased or decreased based on the Company's actual net profit after taxes for fiscal year 1997. As a result of exceeding the specific net profit after taxes targets Mr. Kuebler was awarded an additional 18,675 incentive shares, for a total of 60,175 incentive shares. These incentive shares will become 100% vested in December 1999. As stated previously, these grants of non-qualified stock options and incentive shares were previously approved by the Board pursuant to the EEPP and are in addition to the stock option and incentive share grants that were made under the CEP in substitution for Mr. Kuebler's equity compensation awards with respect to Corning common stock, which awards were terminated pursuant to the terms of the Spin-Off. Pursuant to the CEP, in fiscal 1997, Mr. Kuebler received a grant of non-qualified stock options with respect to 145,611 shares of the Company's Common Stock and was awarded 62,579 incentive shares, which shares became vested in July 1997. Information regarding the number of stock options, incentive stock granted to Mr. Kuebler is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 1997 Table.

Policy on Section 162(m)

    Under Section 162(m) of the Internal Revenue Code, the Company is generally precluded from deducting compensation in excess of $1 million paid in any fiscal year to any of its Chief Executive Officer and its four most highly compensated executive officers. An exception to this general rule exists for payments that are made pursuant to the attainment of one or more performance goals. The performance goals must meet certain criteria, including determination by a compensation committee comprised solely of two or more outside directors, shareholder disclosure and approval, and compensation committee certification. As stated previously, the Compensation Committee is composed entirely of "outside directors" as defined for purposes of Section 162(m). In addition, in order to comply with Section 162(m), both the EEPP and the CEP are being submitted for stockholder ratification at this Annual Meeting. In the event that the Shareholders do not ratify these plans, however, the plans and the grants previously made thereunder will continue to remain effective.

    While it is the Compensation Committee's intention to maximize the deductibility of compensation payable to the Company's executive officers, deductibility will be only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. The Company intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of the Company and its stockholders.


                                           Members of the Compensation Committee


                                                  J. Randall MacDonald, Chairman
                                                                    Irwin Lerner
                                                                 Nigel W. Morris

Summary Compensation Table

    The following table provides information regarding the cash and other compensation of those persons who, during the past year, (i) served as the Company's Chief Executive Officer and (ii) were the four other most highly compensated executive officers of the Company (collectively, the "Named Executives"):

                                                         Summary Compensation Table

                                                                                           Long-Term
                                                                                         Compensation
                                              Annual Compensation (1)                      Awards (1) (2)
                              --------------------------------------------     --------------------------------
                                                                                   Restricted       Securities     All Other
      Name and                                                Other Annual           Stock          Underlying    Compensation
 Principal Position   Year      Salary         Bonus (3)      Compensation         Awards (4)       Options (5)     (1) (6)
--------------------------------------------------------------------------------------------------------------------------------
Christopher A.       1997     $450,000        $234,000           $40,619 (15)    $2,021,554(17)       270,111       $86,540
Kuebler,             1996     $345,833        $231,000           $72,447                   (18)         -0-         $72,043
Chairman, President  1995     $322,567        $303,958           $50,427                   (19)         (30)        $68,680
and Chief Executive
Officer
--------------------------------------------------------------------------------------------------------------------------------
Richard J. Andrews,  1997     $245,000        $107,800            $3,244  (15)     $232,875(20)        75,987       $94,878
Corporate Senior     1996     $231,444        $106,696              -0-                -0-              (31)        $58,788
Vice President,      1995     $222,833        $176,512              -0-                -0-               -0-        $57,478
Group President,
Central
Laboratory Services
--------------------------------------------------------------------------------------------------------------------------------
Kim D. Lamon (7),    1997     $340,000        $149,600           $26,544 (15)      $784,044(21)       158,467       $64,604
Corporate Senior     1996     $206,111 (9)    $156,957 (13)      $40,745                   (22)           -0-       $55,786
Vice President,      1995      (9)             (13)              $34,097                   (23)          (32)       $58,060
Group President,
Clinical and
Periapproval
Services
--------------------------------------------------------------------------------------------------------------------------------
James D. Utterback   1997     $258,000        $113,520           $21,352 (15)      $495,672(24)      101,402        $48,097
(8),                 1996     $244,565        $162,200           $34,254                   (25)          -0-        $45,376
Corporate Senior     1995      $98,820 (10)    $78,738 (14)      $26,831                   (26)         (33)        $41,595
Vice President,
Group President,
Global Ventures
--------------------------------------------------------------------------------------------------------------------------------
Michael G. Wokasch,  1997     $255,000 (11)   $106,480             -0-   (16)      $453,845(27)       89,595        $24,847
Corporate Senior     1996     $202,614        $103,334             -0-                     (28)         -0-         $17,730
Vice President,      1995     $100,000 (12)    $76,500             -0-                     (29)         (34)         $4,740
Group President,
Laboratory Services
--------------------------------------------------------------------------------------------------------------------------------

    ----------
      (1) As noted in the footnotes set forth below, compensation disclosed in this table, including the footnotes thereto, may reflect compensation paid by the Company, Corning, Quest or Corning Life Sciences Inc. ("CLSI"), a former affiliate of the Company prior to the Spin-Off, for services rendered by the Named Executives to entities other than the Company.

      (2) Awards for 1996 and 1995 reflected in these columns, including the footnotes thereto, reflect awards to the Named Executives by Corning for Corning securities which were converted, to the extent described below, into securities of the Company. All such awards were terminated, forfeited or released at the Spin-Off Date. For the purpose of the discussion set forth in the footnotes below, (i) a "terminated" Corning stock or option award refers to Corning awards which ended as at the Spin-Off Date but were eligible for regrant by the Company pursuant the CEP, (ii) a "forfeited" Corning stock or option award refers to Corning awards which ended as at the Spin-Off Date and were not eligible for regrant under any Company plan, and
            (iii) a released Corning stock award refers to Corning incentive stock ("Career Shares") that were released as of the Spin-Off Date, except in the case of Mr. Kuebler as described below, free and clear of all restrictions and were not eligible for regrant under any Company plan.

      (3) The bonus amounts stated for fiscal 1997 represent performance-based, as adjusted, annual cash compensation awards earned pursuant to the Company's 1997 Variable Compensation Plan.

      (4) No Covance incentive stock awards were granted in 1996 or 1995. All stock awards granted in 1996 and 1995 were for shares of Corning common stock and were granted pursuant to Corning benefit plans. Except as noted below, all such Corning stock awards were terminated, forfeited or released (except in the case of Mr. Kuebler) as at the Spin-Off Date and, in the case of terminated stock awards were replaced by Company stock awards pursuant to the CEP as follows: (i) for Mr. Kuebler, an aggregate of 31,805 Corning shares were terminated and 15,000 shares were forfeited, all at the Spin-Off Date, and an aggregate of 62,579 Covance shares were granted in January 1997 pursuant to the CEP; (ii) for Dr. Lamon, an aggregate of 14,841 Corning shares were terminated, 11,250 shares were forfeited and 3,750 shares were released from restriction, all at the Spin-Off Date, and an aggregate of 29,201 Covance shares were granted in January 1997 pursuant to the CEP; (iii) for Mr. Utterback, an aggregate of 7,076 Corning shares were terminated, 7,500 shares were forfeited and 2,500 shares were released from restriction, all at the Spin-Off Date, and an aggregate of 13,923 Covance shares were granted in January 1997 pursuant to the CEP; and
            (iv) for Mr. Wokasch, an aggregate of 5,950 Corning shares were terminated, 2,250 shares were forfeited and 750 shares were released from restriction, all at the Spin-Off Date, and an aggregate of 11,707 Covance shares were granted in January 1997 pursuant to the CEP. CEP incentive shares, in substitution of all terminated Corning incentive shares, were granted to the Named Executives on January 31, 1997, which shares were subject to forfeiture conditions and restrictions on transfer until July 1, 1997. The number of shares set forth in this column for fiscal 1997 represent CEP and/or EEPP incentive share awards.

      (5) No Covance options were granted in 1996 or 1995. All options granted in 1996 and 1995 were options for shares of Corning common stock and were granted pursuant to Corning benefit plans. All such Corning options terminated as at the Spin-Off Date and were replaced by Company options pursuant to the CEP, as noted below. CEP options, in substitution for the Corning options, were granted to the Named Executives on January 31, 1997. EEPP options were granted to the Named Executives as of January 21, 1997. The options set forth in this column for fiscal 1997 represent CEP and EEPP option grant awards. See Table "Options/SAR Grants in Fiscal 1997."

      (6) Includes the following amounts contributed by Covance as matching contributions to such individuals' 401k Plan account for 1997:
            $8,800 for each of Messrs. Kuebler, Andrews, Utterback and Wokasch and Dr. Lamon. In addition, pursuant to a non-qualified benefit plan of which Mr. Andrews is the sole beneficiary, Mr. Andrews received a 1997 Company contribution of $35,214 to his account in such plan. Also includes a $12,840 automobile allowance received by each of Messrs. Kuebler, Utterback, Wokasch and Dr. Lamon, and $14,184 received by Mr. Andrews. Also includes (i) the forgiveness of 20% of principal on interest-free loans made by Corning and assumed by Covance post Spin-Off to the following individuals, for the following amounts forgiven: $40,000 for Mr. Kuebler, $30,000 for Dr. Lamon, and $20,000 for Mr. Utterback, and (ii) imputed interest on such loans to the following individuals for the following amounts:
            $9,504 for Mr. Kuebler, $5,123 for Dr. Lamon and $3,000 for Mr. Utterback. The original principal amount of such loans were $200,000 for Mr. Kuebler, $150,000 for Dr. Lamon and $100,000 for Mr. Utterback, which loans are to be forgiven over a five-year period, provided such individuals continue to be employed by Covance. Such loans were made to assist these individuals in relocating to the New Jersey area. Also includes imputed interest on loans to the following individuals for amounts loaned by the Company to such individuals to pay income taxes accruing as a result of the vesting of their respective CEP incentive shares ("CEP Loans"): $15,396 for Mr. Kuebler, $7,841 for Dr. Lamon, $3,457 for Mr. Utterback and $3,207 for Mr. Wokasch. The principal amount of the CEP Loans for the following individuals are as follows: $508,116 for Mr. Kuebler, $258,768 for Dr. Lamon, $114,092 for Mr. Utterback and $105,843 for Mr. Wokasch. Also includes for Mr. Andrews: $33,910 in relocation assistance in connecting with his move from Indianapolis to Geneva, and $5,470 in housing reimbursements.

      (7) Dr. Lamon joined the Company in May 1996. All compensation and benefits reflected in this table for fiscal 1995, and January through May 1996, reflect compensation received from CLSI or Quest, affiliates of the Company prior to the Spin-Off Date, for services performed for such companies. All stock and option awards during such dates were issued by Corning for CLSI or Quest performance by Dr. Lamon.

      (8) Mr. Utterback joined the Company in August 1995. All compensation and benefits reflected in this table for January through August 1995, reflect compensation received from CLSI or Quest, affiliates of the Company prior to the Spin-Off Date, for services performed for such companies. All stock and option awards during such dates were issued by Corning for CLSI or Quest performance by Mr. Utterback.

      (9) For the period January through April 1996, Dr. Lamon also received salary from CLSI (an affiliate of the Company prior to the Spin-Off
            Date), for work performed for CLSI or Quest, in the amount of $115,813. In fiscal 1995, Dr. Lamon received salary from CLSI, for work performed for CLSI or Quest, in the amount of $309,417.

      (10) For the period January through July 1995, Mr. Utterback also received salary from CLSI (an affiliate of the Company prior to the Spin-Off Date), for work performed for CLSI or Quest, in the amount of $138,347.

      (11) Includes the value of unused accrued 1997 vacation for which Mr. Wokasch was compensated.

      (12)  Mr. Wokasch joined the Company in July 1995.

      (13) For the period January through April 1996, Dr. Lamon received a bonus from CLSI (an affiliate of the Company prior to the Spin-Off
            Date), for work performed for CLSI or Quest, in the amount of $37,102. In fiscal 1995, Dr. Lamon received a bonus from CLSI, for work performed for CLSI or Quest, in the amount of $160,265.

      (14) For the period January through July 1995, Mr. Utterback also received a bonus from CLSI (an affiliate of the Company prior to the Spin-Off Date), for work performed for CLSI or Quest, in the amount of $26,088.

      (15) The amounts shown for the Named Executives reflect tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits.

      (16) The value of benefits received by Mr. Wokasch did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported.

      (17) Pursuant to the CEP, Mr. Kuebler was granted 62,579 shares of the Company's Common Stock, subject to restriction, on January 31, 1997, valued at $1,181,179 on such date. The shares vested on July 1, 1997. See Footnote 4 to the "Summary Compensation Table." Pursuant to the EEPP, Mr. Kuebler was granted 41,500 incentive shares of the Common Stock as of January 21, 1997, valued at $840,375 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. As of February 18, 1998, the Company's Compensation Committee certified certain performance objectives as met. As a result thereof, the EEPP incentive share award was adjusted to award Mr. Kuebler an additional 18,675 shares, for a total of 60,175 incentive shares, valued at $1,244,870 as of February 18, 1998. As of December 31, 1997, such EEPP shares, had all such shares been awarded, would have been $1,195,978. Such EEPP incentive shares will vest on December 31, 1999.

      (18) Pursuant to Corning's Corporate Performance Plan/CPP-6, Mr. Kuebler was granted 13,500 Corning incentive shares in December 1995. Mr. Kuebler, pursuant to the terms of such plan, earned an aggregate of 16,065 Corning incentive shares in fiscal 1996, valued at $743,006 as of December 31, 1996. As a result of the Spin-Off, Mr. Kuebler's rights to such CPP-6 shares were terminated. See Footnote 4 with respect to shares granted to Mr. Kuebler pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

      (19) Pursuant to Corning's Corporate Performance Plan/CPP-5, Mr. Kuebler was granted 10,000 Corning incentive shares in December 1994. Mr. Kuebler, pursuant to the terms of such plan, earned an aggregate of 10,740 Corning incentive shares in fiscal 1995, valued at $326,926 as of December 31, 1995. As a result of the Spin-Off, Mr. Kuebler's rights to such CPP-5 shares were terminated. Furthermore, pursuant to a Corning benefit plan, Mr. Kuebler was also granted 20,000 Career Shares valued at $608,800 as of December 31, 1995. Such Career Shares were subject to certain restrictions on transfer until retirement, and certain forfeiture provisions. With respect to such Career Shares, 5,000 shares were terminated and 15,000 shares were forfeited as at the Spin-Off Date. See Footnote 4 with respect to shares granted to Mr. Kuebler pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

      (20) Pursuant to the EEPP, Mr. Andrews was granted 11,500 incentive shares of the Common Stock as of January 21, 1997, valued at $232,875 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. As of February 18, 1998, the Company's Compensation Committee certified certain performance objectives as met. As a result thereof, the EEPP incentive share award was adjusted to award Mr. Andrews an additional 5,175 shares, for a total of 16,675 incentive shares, valued at $344,964 as of February 18, 1998. As of December 31, 1997, such EEPP shares, had all such shares been awarded, would have been $331,416. Such EEPP incentive shares will vest on December 31, 1999.

      (21) Pursuant to the CEP, Dr. Lamon was granted 29,201 shares of the Company's Common Stock, subject to restriction, on January 31, 1997, valued at $551,169 on such date. The shares vested on July 1, 1997. See Footnote 4 to the "Summary Compensation Table." Pursuant to the EEPP, Dr. Lamon was granted 11,500 incentive shares of the Common Stock as of January 21, 1997, valued at $232,875 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. As of February 18, 1998, the Company's Compensation Committee certified certain performance objectives as met. As a result thereof, the EEPP incentive share award was adjusted to award Dr. Lamon an additional 5,175 shares, for a total of 16,675 incentive shares, valued at $344,964 as of February 18, 1998. As of December 31, 1997, such EEPP shares, had all such shares been awarded, would have been $331,416. Such EEPP incentive shares will vest on December 31, 1999.

      (22) Pursuant to Corning's Corporate Performance Plan/CPP-6, Dr. Lamon was granted 10,000 Corning incentive shares in December 1995. Dr. Lamon, pursuant to the terms of such plan, earned an aggregate of 11,900 Corning incentive shares in fiscal 1996, valued at $550,375 as of December 31, 1996. As a result of the Spin-Off, Dr. Lamon's rights to such CPP-6 shares were terminated. See Footnote 4 with respect to shares granted to Dr. Lamon pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

      (23) Pursuant to Corning's Corporate Performance Plan/CPP-5, Dr. Lamon was granted 6,500 Corning incentive shares in December 1994. Dr. Lamon, pursuant to the terms of such plan, earned an aggregate of 2,941 Corning incentive shares in fiscal 1995, valued at $89,524 as of December 31, 1995. As a result of the Spin-Off, Dr. Lamon's rights to such CPP-5 shares were terminated. Furthermore, pursuant to a Corning benefit plan, Dr. Lamon was also granted 15,000 Career Shares, valued at $456,600 as of December 31, 1995. Such Career Shares were subject to certain restrictions on transfer until retirement, and certain forfeiture provisions. With respect to such Career Shares, 11,250 shares were forfeited and 3,750 shares were released from all restriction and delivered to Dr. Lamon prior to the Spin-Off Date. See Footnote 4 with respect to shares granted to Dr. Lamon pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

      (24) Pursuant to the CEP, Mr. Utterback was granted 13,923 shares of the Company's Common Stock, subject to restriction, on January 31, 1997, valued at $262,797 on such date. The shares vested on July 1, 1997. See Footnote 4 to the "Summary Compensation Table." Pursuant to the EEPP, Mr. Utterback was granted 11,500 incentive shares of the Common Stock as of January 21, 1997, valued at $232,875 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. As of February 18, 1998, the Company's Compensation Committee certified certain performance objectives as met. As a result thereof, the EEPP incentive share award was adjusted to award Mr. Utterback an additional 5,175 shares, for a total of 16,675 incentive shares, valued at $344,964 as of February 18, 1998. As of December 31, 1997, such EEPP shares, had all such shares been awarded, would have been $331,416. Such EEPP incentive shares will vest on December 31, 1999.

      (25) Pursuant to Corning's Corporate Performance Plan/CPP-6, Mr. Utterback was granted 4,000 Corning incentive shares in December 1995. Mr. Utterback, pursuant to the terms of such plan, earned an aggregate of 4,760 Corning incentive shares in fiscal 1996, valued at $220,150 as of December 31, 1996. As a result of the Spin-Off, Mr. Utterback's rights to such CPP-6 shares were terminated. See Footnote 4 with respect to shares granted to Mr. Utterback pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

      (26) Pursuant to Corning's Corporate Performance Plan/CPP-5, Mr. Utterback was granted 4,000 Corning incentive shares in December 1994. Mr. Utterback, pursuant to the terms of such plan, earned an aggregate of 2,316 Corning incentive shares in fiscal 1995, valued at $70,499 as of December 31, 1995. As a result of the Spin-Off, Mr. Utterback's rights to such CPP-5 shares were terminated. Furthermore, pursuant to a Corning benefit plan, Mr. Utterback was also granted 10,000 Career Shares, valued at $304,400 as of December 31, 1995. Such Career Shares were subject to certain restrictions on transfer until retirement, and certain forfeiture provisions. With respect to such Career Shares, 7,500 shares were forfeited and 2,500 shares were released from all restriction and delivered to Mr. Utterback prior to the Spin-Off Date. See Footnote 4 with respect to shares granted to Mr. Utterback pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

      (27) Pursuant to the CEP, Mr. Wokasch was granted 11,707 shares of the Company's Common Stock, subject to restriction, on January 31, 1997, valued at $220,970 on such date. The shares vested on July 1, 1997. See Footnote 4 to the "Summary Compensation Table." Pursuant to the EEPP, Mr. Wokasch was granted 11,500 incentive shares of the Common Stock as of January 21, 1997, valued at $232,875 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. As of February 18, 1998, the Company's Compensation Committee certified certain performance objectives as met. As a result thereof, the EEPP incentive share award was adjusted to award Mr. Wokasch an additional 5,175 shares, for a total of 16,675 incentive shares, valued at $344,964 as of February 18, 1998. As of December 31, 1997, such EEPP shares, had all such shares been awarded, would have been $331,416. Such EEPP incentive shares will vest on December 31, 1999.

      (28) Pursuant to Corning's Corporate Performance Plan/CPP-6, Mr. Wokasch was granted 5,000 Corning incentive shares in December 1995. Mr. Wokasch, pursuant to the terms of such plan, earned an aggregate of 5,950 Corning incentive shares in fiscal 1996, valued at $275,188 as of December 31, 1996. As a result of the Spin-Off, Mr. Wokasch's rights to such CPP-6 shares were terminated. See Footnote 4 with respect to shares granted to Mr. Wokasch pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

      (29) Pursuant to a Corning benefit plan, Mr. Wokasch was granted 3,000 Career Shares, valued at $91,320 as of December 31, 1995. Such Career Shares were subject to certain restrictions on transfer until retirement, and certain forfeiture provisions. With respect to such Career Shares, 2,250 shares were forfeited and 750 shares were released from all restriction and delivered to Mr. Wokasch prior to the Spin-Off Date. See Footnote 4 with respect to shares granted to Mr. Wokasch pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

      (30) Pursuant to various Corning stock option plans, Mr. Kuebler was granted in 1995, an option to purchase 81,000 shares of Corning common stock. Mr. Kuebler had also received in 1994, an option to purchase 20,000 shares of Corning common stock. As at the Spin-Off Date, all such options terminated and were replaced in January 1997 with options to purchase an aggregate of 145,611 Covance shares pursuant to the CEP.

      (31) Pursuant to various Corning stock option plans, Mr. Andrews was granted in 1996, an option to purchase 4,000 shares of Corning common stock. Mr. Andrews had also received in 1994, an option to purchase 12,000 shares of Corning common stock. As at the Spin-Off Date, all such options terminated and were replaced in January 1997 with options to purchase an aggregate of 31,487 Covance shares pursuant to the CEP.

      (32) Pursuant to various Corning stock option plans, Dr. Lamon was granted in 1995, an option to purchase 60,000 shares of Corning common stock. Dr. Lamon had also received in 1994, an option to purchase 23,000 shares of Corning common stock. As at the Spin-Off Date, all such options terminated and were replaced in January 1997 with options to purchase an aggregate of 123,967 Covance shares pursuant to the CEP.

      (33) Pursuant to various Corning stock option plans, Mr. Utterback was granted in 1995, an option to purchase 24,000 shares of Corning common stock. Mr. Utterback had also received in 1994, an option to purchase 18,000 shares of Corning common stock. As at the Spin-Off Date, all such options terminated and were replaced in January 1997 with options to purchase an aggregate of 66,902 Covance shares pursuant to the CEP.

      (34) Pursuant to various Corning stock option plans, Mr. Wokasch was granted in 1995 an option to purchase 38,000 shares of Corning common stock. As at the Spin-Off Date, all such options terminated and were replaced in January 1997 with options to purchase an aggregate of 55,095 Covance shares pursuant to the CEP.


Stock Options

    In December 1996, Covance adopted the EEPP. Under the EEPP, the Compensation Committee selects key employees to receive various award, including stock options, incentive stock awards, and incentive stock rights. The EEPP consists of two plans: (a) a stock option plan from which the Company may grant incentive or non-statutory stock options, and (b) an incentive stock plan from which the Company may grant incentive stock awards and incentive stock rights. The table below provides information regarding grants of EEPP options to the Named Executives during 1997.

    Also in December 1996, the Company adopted the CEP. Employees of Covance, including the Named Executives, who held Corning stock options or incentive shares at the Spin-Off Date, received new Covance options or incentive shares under the CEP in exchange for the surrender of all such eligible Corning options or incentive shares. The CEP has essentially the same characteristics as the EEPP, but any grants made pursuant to the CEP are to replace all eligible Corning options and incentive shares held by Company employees at the Spin-Off Date, which were terminated or forfeited at the Spin-Off Date. The table below provides information regarding grants of CEP options to the Named Executives during 1997.


                                                 Option Grants In Fiscal Year 1997 (1)

                                                                                                   Potential Realizable Value at
                                                                                                   Assumed Annual Rates of Stock
                                                                                                        Price Appreciation
                                                            Individual Grants                           for Option Term (4)
                                               --------------------------------------------       --------------------------------

                                                % of Total
                                Number of         Options
                                Securities      Granted to
                                Underlying     Employees in      Exercise
                                 Options        Fiscal Year       Price          Expiration          Gain at          Gain at
            Name                 Granted            (2)            (3)              Date               5%               10%
----------------------------- --------------- ---------------- ------------- ------------------- ---------------- ----------------
Christopher A. Kuebler       124,500 (5)           7.2%           $19.64         1/20/2007            $1,537,761       $3,896,987
                              39,345 (6)           3.6%           $16.49         11/6/2004              $264,126         $615,527
                             106,266 (6)           9.7%           $15.88         12/5/2005              $805,708       $1,929,811

----------------------------- --------------- ---------------- ------------- ------------------- ---------------- ----------------
Richard J. Andrews            44,500 (5)           2.6%           $19.64         1/20/2007              $549,641       $1,392,899
                              23,615 (6)           2.2%           $16.20         10/4/2004              $210,918         $519,501
                               7,872 (6)           0.7%           $17.50         4/24/2006              $561,904       $1,309,476

----------------------------- --------------- ---------------- ------------- ------------------- ---------------- ----------------
Kim D. Lamon                  34,500 (5)           2.0%           $19.64         1/20/2007              $426,126       $1,079,888
                              19,678 (6)           1.8%           $15.88         4/27/2004              $127,213         $296,461
                              25,574 (6)           2.3%           $15.25         12/6/2004              $158,771         $370,006
                              78,715 (6)           7.2%           $15.88         12/5/2005              $596,817       $1,429,479

----------------------------- --------------- ---------------- ------------- ------------------- ---------------- ----------------
James D. Utterback            34,500 (5)           2.0%           $19.64         1/20/2007              $426,126       $1,079,888
                              19,678 (6)           1.8%           $15.88         4/27/2004              $127,213         $296,461
                              15,738 (6)           1.4%           $15.25         12/6/2004               $97,706         $227,696
                              31,486 (6)           2.9%           $15.88         12/5/2005              $238,727         $571,792

----------------------------- --------------- ---------------- ------------- ------------------- ---------------- ----------------
Michael G. Wokasch            34,500 (5)           2.0%           $19.64         1/20/2007              $426,126       $1,079,888
                              15,737 (6)           1.4%           $13.98         10/3/2005              $105,042         $251,593
                              39,358 (6)           3.6%           $15.88         12/5/2005              $298,412         $714,749

----------------------------- --------------- ---------------- ------------- ------------------- ---------------- ----------------

    ----------

    (1) No SARs were granted to any of the Named Executives in fiscal 1997.

    (2) Calculated based on either total respective EEPP options granted or total respective CEP options granted.

    (3) Options were granted at exercise prices that were, with respect (i) to the CEP, calculated to preserve the inherent gain of the Corning options terminated pursuant to the Spin-Off and (ii) to the EEPP, at the fair market value of the Company's Common Stock on the date of grant.

    (4) The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates established by the SEC, and therefore are not intended to forecast future appreciation of the Company's stock price.

    (5) EEPP options.

    (6) CEP options. The Company, pursuant to the terms of the Spin-Off, was obligated to replace all terminated Corning options with Company options of an equivalent value for all eligible Company employees, including the Named Executives.

1997 Option Exercises and 1997 Year-End Option Values

    The following table provides information on the value of unexercised stock options held at December 31, 1997 by the Named Executives. No options were exercised in fiscal 1997 by any Named Executive.

                                      Aggregate Option Exercises in Last Fiscal Year
                                            and Fiscal Year-End Option Values
                           --------------------------------------------------------------

                                  Number of Securities              Value of Unexercised
                                 Underlying Unexercised             In-the-Money Options
                                   Options at Fiscal                   Held at Fiscal
                                      Year-End (#)                    Year-End ($) (1)
                           ----------------------------      ----------------------------
                           Exercisable    Unexercisable       Exercisable   Unexercisable
              Name            (#)            (#)                 ($)            ($)
-----------------------------------------------------------------------------------------
Christopher A. Kuebler                    124,500(2)                        $ 29,258
                            39,345(3)                         $133,183
                                          106,266(3)                        $424,533
-----------------------------------------------------------------------------------------
Richard J. Andrews                         44,500(2)                        $ 10,458
                            15,743(3)       7,872(3)          $ 57,856      $ 28,930
                             3,936(3)       3,936(3)          $  9,348      $  9,348
-----------------------------------------------------------------------------------------
Kim D. Lamon                               34,500(2)                        $  8,108
                            19,678(3)                         $ 78,614
                                           25,574(3)                         118,280
                                           78,715(3)                         314,466
-----------------------------------------------------------------------------------------
James D. Utterback                         34,500(2)                        $  8,108
                            19,678(3)                         $ 78,614
                                           15,738(3)                        $ 72,788
                                           31,486(3)                        $125,787
-----------------------------------------------------------------------------------------
Michael G. Wokasch                         34,500(2)                        $  8,108
                            15,737(3)                         $ 92,770
                                           39,358(3)                        $157,235

-----------------------------------------------------------------------------------------

    ----------

    (1) Values are calculated for options "in-the-money" by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $19.875 of the Common Stock on December 31, 1997.

    (2) EEPP options.

    (3) CEP options. The Company, pursuant to the terms of the Spin-Off, was obligated to replace all terminated Corning options with Company options of an equivalent value for all eligible Company employees, including the Named Executives.

Supplemental Executive Retirement Program

   Covance does not currently sponsor any qualified defined pension benefit plans for the benefit of its United States employees. In December 1996, Covance adopted a nonqualified Supplemental Executive Retirement Plan ("SERP") for the benefit of certain executive officers of Covance, including the Named Executives. Such plan is, in whole or in part, an unfunded, unsecured obligation of Covance and is administered by the Compensation Committee. Approximately eight executives are eligible to participate in the SERP.

   Eligible executives may commence receiving full benefits under the SERP upon attaining age 60, so long as they have completed at least twenty years of service (fifteen years for certain Company executives, including the Named Executives) with Covance (including service with Corning) or any subsidiary thereof. Retirement benefits to be provided under the SERP will be based on 40% of an executive's "Final Average Pay," defined as the average of an executive's base salary plus bonus, taking into account the highest five consecutive years of the executive's last ten years of employment with Covance or any subsidiary thereof. Under the terms of the SERP, executives may, with the approval of the Compensation Committee, elect to commence receiving reduced benefits prior to age 60, provided that they have completed at least five years of service with Covance or any subsidiary thereof and have attained age 55. Benefits commencing prior to age 60 will be reduced by 5% of the amount of benefits earned for each year prior to age 60. For example, at age 55, an executive with at least twenty years (or fifteen years, if applicable) of service may be eligible to receive 30% of Final Average Pay so long as the executive receives approval from the Compensation Committee.

   At retirement, the normal form of payment under the SERP will be monthly payments over the lifetime of the executive (or actuarially reduced joint and survivor benefits over the joint lives of the executive and a named beneficiary). Alternatively, the executive may elect under the SERP, subject to the approval of the Compensation Committee, the right to receive an actuarially determined lump-sum distribution from the SERP. As of December 31, 1997, each of the Named Executives had the following years of service credited pursuant to the
SERP: Christopher A. Kuebler, three years; Richard J. Andrews, four years; Kim
D. Lamon, three years; James D. Utterback, three years; and Michael G. Wokasch, two years.

   Maximum annual benefits, based on at least twenty years of service and the Final Average Pay calculated under the straight life annuity option form of pension, payable to participants at ages 55 to 60 are illustrated in the table set forth below. The same benefits would apply for those participants eligible for full benefits with 15 years of service. The table below does not reflect any limitations on benefits imposed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                                 Benefits Table


                             Age (with at Least 20 Years of Service)
                  --------------------------------------------------------------
       Final
      Average        55         56         57        58        59        60
        Pay
     -----------  ---------  ---------  ---------  --------  -------  ----------
       $100,000   $ 30,000   $ 32,000   $ 34,000   $36,000   $38,000   $ 40,000
        200,000     60,000     64,000     68,000    72,000    76,000     80,000
        300,000     90,000     96,000    102,000   108,000   114,000    120,000
        400,000    120,000    128,000    136,000   144,000   152,000    160,000
        500,000    150,000    160,000    170,000   180,000   190,000    200,000
        600,000    180,000    192,000    204,000   216,000   228,000    240,000
        700,000    210,000    224,000    238,000   252,000   266,000    280,000
        800,000    240,000    256,000    272,000   288,000   304,000    320,000
        900,000    270,000    288,000    306,000   324,000   342,000    360,000
      1,000,000    300,000    320,000    340,000   360,000   380,000    400,000
      1,100,000    330,000    352,000    374,000   396,000   418,000    440,000
      1,200,000    360,000    384,000    408,000   432,000   456,000    480,000
     ---------------------------------------------------------------------------

Employment Agreements

   In November 1996, Mr. Kuebler entered into an employment agreement with Covance. The agreement expires on or before December 31, 1999. The agreement includes provisions for an annual salary of no less than $450,000, with increases subject to the discretion of the Covance Board; annual target participation in the Variable Compensation Plan of Covance in amounts no less than 65% of annual salary in effect at the time performance goals are established; and severance payments following a termination or a change in control in accordance with the severance policy described below, except that Mr. Kuebler will receive three times his annual base salary and three times his annual target award of variable compensation in the event of termination for reasons other than cause.

   In November 1996, Covance adopted an employment and severance policy pursuant to which it provided to most executive officers, including the Named Executives, compensation equal to two times the executive officer's base annual salary at the annual rate in effect on the date of termination and two times the annual award of variable compensation at the most recent target level in the event that such executive officer has been terminated for reasons other than cause. Such executive officer will also be entitled to participate in Covance's health and benefits plans (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to two years or until such officer is covered by a successor employer's benefit plans, whichever first occurs. Pursuant to such policy, Covance will also provide to most executive officers upon the termination of employment by Covance other than for cause during the twelve months following a change in control of Covance compensation equal to three times annual base salary in effect on the termination date and three times the annual variable compensation at the most recent target level and such officer will be entitled to participate in Covance's health and benefit plans for a period of up to three years. A "change in control" is defined in the policy to include the following: the acquisition by a person of 20% or more of the voting stock of Covance; as a result of a contested election a majority of the Covance Board members are different than the individuals who served on Covance's Board in the two years prior to such contested election; or approval by Covance's stockholders of a merger or consolidation in which Covance is not the survivor thereof, or a sale or disposition of all or substantially all of Covance's assets or a plan of partial or complete liquidation.

Transactions With Management

    Prior to the Spin-Off, Corning loaned certain Named Executives funds to assist with their relocation to the New Jersey area ("Relocation Loans"). The Relocation Loans are to be forgiven over a five-year period, provided such Named Executives continue to be employed by the Company. The Company reimburses each Named Executive in proportion to his respective tax obligations for such loan forgiveness. The Company assumed such Relocation Loans in connection with the Spin-Off. The Relocation Loans are also interest free. The original amount of such loans were: $200,000 for Mr. Kuebler, $150,000 for Dr. Lamon and $100,000 for Mr. Utterback.

    In connection with the vesting of the CEP shares, the Company loaned to such individuals the funds required to pay the income taxes resulting from the release of restrictions on such shares. The CEP Loans are due on the earlier of June 30, 1999 or thirty days after such individuals' termination of employment with the Company. The CEP Loans are interest free and secured by the shares. The principal amount outstanding for each of such loans are: $508,116 for Mr. Kuebler, $258,768 for Dr. Lamon, $114,092 for Mr. Utterback and $105,843 for Mr. Wokasch.

                    Performance of the Company's Common Stock

      The graph below provides an indicator of cumulative total Shareholder returns for the Company as compared with the Standard & Poor's 500 Stock Index(R) ("S&P 500(R)") and the Standard & Poor's HealthCare Index(R) ("S&P HCI(R)"). The graph covers the period of time from January 14, 1997 (the start of "regular-way" trading) through December 31, 1997 and assumes that $100 was invested on January 14, 1997 in the Company's Common Stock and each index, and the reinvestment of all dividends.


--------------------------------------------------------------------------------


                           COVANCE INC                        S&P 500 COMP-LTD                     S&P HEALTH CARE INDEX
DATE                  PRICES         DIVIDENDS             PRICES          DIVIDENDS               PRICES      DIVIDENDS
=============         ==========================          ==============================          =========================
  14Jan97              19.750          0.000              768.860            0.830                398.990             0.240
  31Mar97              16.125          0.000              757.120            1.270                398.460             0.410
  30Jun97              19.312          0.000              885.140            1.120                499.460             0.400
  30Sep97              21.625          0.000              947.280            1.420                493.310             0.420
  31Dec97              19.875          0.000              970.430            1.370                540.280             0.680


--------------------------------------------------------------------------------


Company / Index         14Jan97    31Mar97      30Jun97     30Sep97     31Dec97
--------------------------------------------------------------------------------
COVANCE INC                $100    $ 81.65      $ 97.78     $109.49     $100.63
S&P 500 INDEX              $100    $ 98.82      $116.07     $124.77     $128.35
S&P HEALTH CARE INDEX      $100    $100.15      $126.01     $124.89     $137.31



      Stock Ownership of Directors, Executive Officers and Certain Shareholders

Directors and Executive Officers

    The following table shows, as of February 10, 1998, the number of shares of Common Stock beneficially owned by each Director and nominee for election as Director, for each of the Named Executives, and by the Directors and executive officers as a group, and currently excercisable options held by any of them:


                                                         Common Stock (1)
                                                    --------------------------
 Name of Beneficial Owner                           Shares Owned   Options (2)
----------------------------                        ------------   -----------

Richard J. Andrews           .....................      1,052        42,236
Robert M. Baylis             .....................      4,200          -0-
Van C. Campbell              .....................     22,787          -0-
Christopher A. Kuebler       .....................     63,462        80,430
Kim D. Lamon                 .....................     31,006        56,637
Irwin Lerner                 .....................      1,200          -0-
J. Randall MacDonald         .....................      1,100          -0-
Nigel W. Morris              .....................        200          -0-
William C. Ughetta           .....................     31,598          -0-
James D. Utterback           .....................     15,083        46,801
Michael G. Wokasch           .....................     12,471        27,122
All Directors and
executive officers, as
a group (15 persons)         .....................    187,868        321,025

-------------
(1) The shares of Common Stock beneficially owned by each person named above, and by all Directors and executive officers as a group (15 persons), do not exceed one (1%) percent of the issued and outstanding shares of Common Stock. Does not include (a) phantom stock shares issued pursuant to the DDCP for each of the following Directors: 896 shares for Mr. Baylis, 1,334 shares for Mr. Campbell, 1,401 shares for Mr. MacDonald and 1,364 shares for Mr. Ughetta, (b) incentive stock issued to the Named Executives and certain other executive officers, which incentive stock will not vest until December 31, 1999, (c) 2000 restricted shares held by each non-employee Director, issued pursuant to the DRSP, which restricted shares will not vest until such Director has acheived six years of service (as defined in the plan) as a Director, (d) 200 hypothetical shares held by each non-employee Director, issued pursuant to the DDSP, which hypothetical shares will not be delivered until a specified release date in the future, and (e) deminimus shares owned by certain family members of Directors or Named Executives, which shares such Directors or Named Executives disclaim beneficial ownership.

(2) Represents option rights to acquire shares of the Company's Common Stock, exercisable within 60 days of February 10, 1998.


Certain Shareholders

    The following table shows those persons known to the Company as of February 10, 1998 to be the beneficial owners of more than five (5%) percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the SEC, and in some cases, information provided by such owners.

       Name and Address                                        Shares
     of Beneficial Owner                                  Beneficially Owned   Percent of Class
     -------------------                                  ------------------   ----------------
Wellington Management Company LLP(1)    ................      6,403,650             11.10%
75 State Street
Boston, Massachusetts 02109

William Blair & Company LLC(2)          ................      3,479,230              6.03%
222 W. Adams Street
Chicago, Illinois  60606

Brinson Partners, Inc. (3)              ................      2,981,254              5.17%
209 South LaSalle
Chicago, Illinois  60604


----------
(1) Wellington Management Company LLP filed an Amendment No. 1 on Schedule 13G with the SEC as of January 24, 1998, to report that they were the beneficial owners of 6,403,650 shares of the Company's Common Stock, and had shared voting power with respect to 2,712,300 shares and shared dispositive power with respect to 6,403,650 shares.

(2) William Blair & Company LLC filed a Schedule 13G with the SEC as of February 14, 1998, to report that they were the beneficial owners of 3,479,230 shares of the Company's Common Stock, and had sole voting power with respect to 1,678,450 shares and sole dispositive power with respect to 3,479,230 shares.

(3) Brinson Partners, Inc., on behalf of itself and Brinson Holdings, Inc., SBC Holding (USA), Inc. and Swiss Bank Corporation, filed a Schedule 13G with the SEC as of February 11, 1998, to report that they were the beneficial owners of an aggregate of 2,981,254 shares of the Company's Common Stock and had shared voting power and shared dispositive power with respect to such 2,981,254 shares.


                            PROPOSALS OF SHAREHOLDERS

    Proposals submitted by Shareholders for inclusion in the 1999 Proxy Statement must be received by the Company no later than the close of business November 30, 1998. Please address your proposals to Jeffrey S. Hurwitz, Corporate Senior Vice President, General Counsel and Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233. Proposals must comply with all of the requirements of SEC Rule 14a-8 under the 1934 Act, as amended and certain requirements set forth in the Company's Restated Certificate of Incorporation and bylaws. A copy of the Restated Certificate of Incorporation and bylaws may be obtained from the Secretary of the Company at the address noted above.

                                OTHER INFORMATION

    The presence in person or by proxy of Shareholders entitled to cast a majority of shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. One or more persons will be appointed to act as the inspector of election at the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

    Present and former officers, Directors and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with Shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Morrow & Company to solicit proxies for the Annual Meeting for a fee of $7,000, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by the Company.

    A copy of the Company's Annual Report to Shareholders for 1997 is being sent with this Proxy Statement. If, upon receiving the Proxy Statement, you have not received the Annual Report to the Shareholders, please write to the Corporate Secretary at the address below to request a copy. In addition, a copy of the Company's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1997, as filed with the SEC, is available without charge upon written request to Jeffrey S. Hurwitz, Corporate Senior Vice President, General Counsel and Secretary at Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233.

                                          By Order of the Board of Directors




                                          Jeffrey S. Hurwitz
                                          Corporate Senior Vice President,
                                          General Counsel and Secretary
Dated:  March 12, 1998


    SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.